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                     Belco Oil & Gas Corp.
                Computation of Earnings Per Share
              (In thousands, except per share data)

                                                                         EX-11.1
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

                                                         Three Months Ended
                                                                March 31,
                                                         ------------------
                                                          1997       1996
                                                          ----       ----

Primary Calculation:
-------------------

Shares issued in connection with the combination and
 assumed outstanding for all periods                     25,000     25,000

Weighted average shares and equivalent shares outstanding:

     Issued in connection with the public offering        6,500        428

     Restricted stock, treasury stock method                 18          1

     Stock options, treasury stock method                    60          3
                                                         ------     ------

Weighted average common and common equivalent shares
 outstanding                                             31,578     25,432

Net Income (Loss)                                       $11,984   ($13,408)

Primary Earnings (Loss)
     Per Share                                          $   .38   ($   .53)

Pro forma Net Income                                    $11,984    $11,066

Pro forma Net Income
     Per Share - Primary                                $   .38    $   .44


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The difference between primary and fully diluted earnings per share is not significant.
                                 -16-